Exhibit 5.1

August 5, 2026

Kyndryl Holdings, Inc.
One Vanderbilt Avenue, 15th Floor
New York, New York 10017

Ladies and Gentlemen:

I am the General Counsel and Secretary of Kyndryl Holdings, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of an aggregate of up to 7,600,000 shares (the “LTPP Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company that may be issued by the Company pursuant to the Amended and Restated Kyndryl 2021 Long-Term Performance Plan (the “Amended A&R 2021 LTPP”) and up to 1,700,000 shares of Common Stock (the “Inducement Shares” and, together with the LTPP Shares, the “Shares”) that may be issued pursuant to the Kyndryl 2026 Employment Inducement Equity Incentive Plan (the “Inducement Plan”).

I have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws, effective January 25, 2023, of the Company, the Amended A&R 2021 LTPP and the Inducement Plan, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, I have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the Amended A&R 2021 LTPP or the Inducement Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. I also consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Andrew Bonzani
Andrew Bonzani, Esq.